UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of report (date of earliest event reported): October 15, 2012

HEARTWARE INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34256	26-3636023
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

205 Newbury Street, Suite 101

Framingham, MA 01701

(Address of principal executive offices)

Registrant’s telephone number, including area code:

508.739.0950

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On October 15, 2012, HeartWare notified the principal investigators for the feasibility study REVIVE-IT of HeartWare’s intention to withdraw from participation in the study, effective November 15, 2012. Withdrawal from the study will allow the REVIVE-IT investigators to continue their efforts to study a less sick patient population and for HeartWare to concentrate its attention on completing the regulatory process for the Bridge to Transplant and Destination Therapy indications. The relevant agreement will terminate and no rights or obligations will have accrued under the agreement that survive the effective date of termination. In January 2011, The University of Michigan Cardiovascular Center and the University of Pittsburgh announced that they had been awarded grants from the National Heart, Lung and Blood Institute and HeartWare to conduct a study exploring the potential benefits of left ventricular assist devices, or LVADs, in non-transplant eligible patients with heart failure less advanced than that of current LVAD recipients. To date, HeartWare has funded approximately $0.6 million for the development of the study protocol, recruitment of study sites and other preparatory work.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HeartWare International, Inc.

Date: October 15, 2012	By:	/s/ Lawrence J. Knopf
Name: Lawrence J. Knopf
Title: Senior Vice President and General Counsel